Exhibit 10.14

Summary Translation of Agreement with Zhejiang Hongwen Industrial Co., Ltd.

Note: Zhejiang Tantech Bamboo Charcoal Co., Ltd. contracts from time to time with Zhejiang Hongwen Industrial Co., Ltd. The summary below is from one of a series of agreements that the companies use that constitute separate agreements, yet all such agreements are identical in all material respects.

Supplier: Zhejiang Hongwen Industrial Co., Ltd.

Buyer: Zhejiang Tantech Bamboo Charcoal Co., Ltd.

Contract dated: 2012-11-21

Products: composite rubber of 1,023.81 tons in the amount of 24,044,804.1 yuan

Delivery : the designated site by the buyer

Payment: payment due upon delivery; supplier shall provide invoice for 17% of Value-added Tax when fully paid.

Breach of contract: any party that breaches the contract shall pay 20% of the full amount as liquidated damages; if the loss caused by the breach is higher than the liquidated damages, breaching party shall also bear the liability of the damages.

Duration of the contract: 2012-11-21 to 2013-02-21